PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-44286




                                [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Europe 2001 HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                               Primary U.S.
                                                                       Share      Trading
                       Name of Company                     Ticker     Amounts     Market
     --------------------------------------------------  ----------  ---------  ----------
     AEGON, N.V.                                            AEG         5.2        NYSE
     Alcatel*                                               ALA          3         NYSE
     Amdocs Limited                                         DOX          3         NYSE
     ARM Holdings plc*                                     ARMHY         8        NASDAQ
     ASM International N.V.                                 ASMI         13       NASDAQ
     ASML Holding N.V.                                      ASML         7        NASDAQ
     AstraZeneca PLC.*                                      AZN          4         NYSE
     AXA*                                                   AXA          6         NYSE
     Bookham Inc.                                           BKHM        1.2       NASDAQ
     BP p.l.c.*                                              BP          4         NYSE
     Business Objects S.A.*                                 BOBJ        4.5       NASDAQ
     Cable & Wireless p.l.c.*                               CWP          4         NYSE
     DaimlerChrysler AG                                     DCX          4         NYSE
     Deutsche Telekom AG*                                    DT          5         NYSE
     Diageo p.l.c.*                                         DEO          5         NYSE
     Elan Corporation, p.l.c.*                              ELN          4         NYSE
     Ericsson LM Telephone Company*                        ERICY        1.6       NASDAQ
     GlaxoSmithKline p.l.c.*                                GSK          6         NYSE
     Infineon Technologies AG*                              IFX          5         NYSE
     ING Group N.V.*                                        ING          4         NYSE
     IONA Technologies p.l.c.*                              IONA         3        NASDAQ
     Koninklijke Philips Electronics N.V.                   PHG          5         NYSE
     Millicom International Cellular S.A.*                  MICC         8        NASDAQ
     Nokia Corp.*                                           NOK          5         NYSE
     Novartis AG*                                           NVS          5         NYSE
     Qiagen N.V.(1)                                         QGEN         6        NASDAQ
     Repsol YPF, S.A.*                                      REP          11        NYSE
     Royal Dutch Petroleum Company                           RD          3         NYSE
     Ryanair Holdings p.l.c.*                              RYAAY         8        NASDAQ
     Sanofi-Aventis SA*(2)                                  SNY       4.6956       NYSE
     SAP AG*                                                SAP          4         NYSE
     Scottish Power p.l.c.*                                 SPI          7         NYSE
     Serono S.A.*                                           SRA          9         NYSE
     Shire Pharmaceuticals Group p.l.c.*                   SHPGY         4        NASDAQ
     Skillsoft p.l.c.*                                      SKIL         6        NASDAQ
     STMicroelectronics N.V.                                STM          4         NYSE

                                                                (continued on following page)




                                                                               Primary U.S.
                                                                       Share      Trading
                       Name of Company                     Ticker     Amounts     Market
     --------------------------------------------------  ----------  ---------  ----------
     Telefonica S.A.*                                       TEF      3.31224241    NYSE
     Terra Networks, S.A.*                                  TRLY         15       NASDAQ
     Total S.A.*                                            TOT          3         NYSE
     UBS AG                                                 UBS          3         NYSE
     Unilever N.V.                                           UN          3         NYSE
     Vivendi Universal*                                      V           3         NYSE
     Vodafone Group p.l.c.*                                 VOD          6         NYSE
     WPP Group p.l.c.*                                     WPPGY         3        NASDAQ

__________________________________________

   (1) Effective February 15, 2005, Qiagen N.V., an underlying constituent of the Europe 2001 HOLDRS Trust, changed its ticker symbol from "QGENF" to "QGEN".

   (2) Effective the close of business on December 31, 2004, the merger of Sanofi-Aventis (NYSE: SNY) and Aventis (NYSE: AVE), an underlying constituent of Europe 2001 HOLDRS Trust, became effective. As a result of the merger, Sanofi-Aventis has replaced Aventis as an underlying constituent of the Europe 2001 HOLDRS Trust. In connection with the merger, Aventis shareholders received 2.3478 shares of Sanofi-Aventis for each Aventis share held as of the record date. As of the close of business on December 31, 2004, 4.6956 shares of Sanofi-Aventis are included in each round lot of 100 Europe 2001 HOLDRS.

   * The securities of these non-U.S. companies trade in the United States as American Depository Receipts. Please see "Risk Factors" and "Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.